W. R. Berkley Corporation	NEWS
475 Steamboat Road
Greenwich, Connecticut 06830	RELEASE
(203) 629-3000

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath Vice President – External Financial Communications 203-629-3000

W. R. BERKLEY CORPORATION ELECTS DANIEL L. MOSLEY AS A DIRECTOR

Greenwich, CT, December 12, 2022 -- W. R. Berkley Corporation (NYSE: WRB) today announced that its Board of Directors has elected Daniel L. Mosley as a director effective January 1, 2023, increasing the number of board members to ten and the number of independent directors to eight.
Mr. Mosley is a Partner at BDT & Company, a merchant bank established in 2009, and serves on the firm’s Executive Committee. Prior to joining BDT, Mr. Mosley was a partner at Cravath, Swaine & Moore LLP. Mr. Mosley is Chairman of the Board of the Pinkerton Foundation and former Chairman of the Board of Directors of Greenwich Hospital. He is also on the boards of various New York City not-for-profit organizations, including the Paley Center, Madison Square Boys & Girls Club, Inc., the William S. Paley Foundation, the Edward John Noble Foundation, the Thomas J. Watson Foundation and the William E. Simon Foundation. Mr. Mosley received a BS from the University of Alabama, a JD from the University of Alabama Law School and an LLM from New York University School of Law.
Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates worldwide in two segments of the property casualty insurance business: Insurance and Reinsurance & Monoline Excess. For further information about W. R. Berkley Corporation, please visit www.berkley.com.
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